Exhibit 21.1
Match Group, Inc. Subsidiaries
As of December 31, 2025*

Entity	Jurisdiction of Formation

Eureka, Inc.	Japan
GDA, LLC	Delaware
Hinge, Inc.	Delaware
Hyperconnect LLC	South Korea
Match Group Americas, LLC	Delaware
Match Group FinanceCo 2, Inc.	Delaware
Match Group FinanceCo 3, Inc.	Delaware
Match Group Holdings I, LLC	Delaware
Match Group Holdings II, LLC	Delaware
Meetic SAS	France
MTCH Technology Services Limited	Ireland
Plentyoffish Media ULC	British Columbia
Tinder LLC	Delaware
* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Match Group, Inc. are omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this Annual Report on Form 10-K.